Filed Pursuant to Rule 433
Dated August 21, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	August 21, 2007
Settlement Date (Original Issue Date):	August 24, 2007
Maturity Date:	December 1, 2010
Principal Amount:	US$200,000,000 (plus accrued interest from and including April 30, 2007 to but excluding December 1, 2007)
Price to Public (Issue Price):	99.930%
Agents Commission:	0.090%
All-in Price:	99.840%
Accrued Interest:	US$3,166,666.67
Net Proceeds to Issuer:	US$202,846,666.67
Treasury Benchmark:	4.500% due May 15, 2010
Treasury Yield:	4.089%
Spread to Treasury Benchmark:	Plus 0.93%
Reoffer Yield	5.019%
Interest Rate Per Annum:	5.000%
Interest Payment Dates:	Semi-annually on each June 1 and December 1 of each year, commencing on December 1, 2007 (short first coupon) and ending at the Maturity Date

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Filed Pursuant to Rule 433
Dated August 21, 2007
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G2S2
ISIN:	US36962G2S29

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Company's issue of US$1,000,000,000 Fixed-Rate Notes due December 1, 2010 as described in the Company's pricing supplement number 4603 dated April 25, 2007.

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. Incorporated (the "Underwriter"), as principal, at 99.930% of the aggregate principal amount less an underwriting discount equal to 0.09% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated August 21, 2007
Registration Statement: No. 333-132807

Additional Information:

General

At June 30, 2007, the Company had outstanding indebtedness totaling $461.381 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2007, excluding subordinated notes payable after one year, was equal to $456.421 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2002	2003	2004	2005	2006	June 30, 2007
1.43	1.77	1.87	1.70	1.64	1.44

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co., Incorporated at 1-866-718-1649, or Investor Communications of the issuer at 1-203-357-3950.